                  ELECTRONIC MANUFACTURING SERVICES GROUP, INC.
                      WRITTEN CONSENT OF BOARD OF DIRECTORS
                                 AUGUST 29, 1996

         Pursuant to Section 141(f) of the Delaware General Corporation Law, the undersigned, being all of the members of the Board of Directors of Electronic Manufacturing Services Group, Inc., a Delaware corporation (the "corporation"), do hereby take the following action and adopt the following resolutions by written consent, effective for all purposes as of the date hereof:

         WHEREAS, the corporation's Certificate of Incorporation, as amended, authorizes the corporation to issue Two Million (2,000,000) shares of preferred stock, par value One Cent ($.01) per share;

         WHEREAS, the Certificate of Incorporation provides that preferred stock may be issued in such classes or series, and may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors;

         WHEREAS, the Board of Directors has determined that it would be in the corporation's best interests to establish and authorize the issuance of a class of preferred stock denominated as "Class A Cumulative Convertible Preferred Stock," having the designations, preferences, and rights as set forth herein;

         WHEREAS, the corporation's subsidiary, EMSG Systems Division, Inc. ("ESD") has 9,926 shares of Class A Cumulative Preferred Stock (the "ESD Preferred Stock") issued and outstanding; and

         WHEREAS, the Board of Directors has determined that it would be in the corporation's best interests to offer to exchange shares of its newly-created Class A Cumulative Convertible Preferred Stock for all of the outstanding shares of the ESD Preferred Stock, effective August 31, 1996, on such terms and conditions as the officers of the corporation determine to be in the corporation's best interests.

         NOW, THEREFORE, BE IT RESOLVED, that the corporation shall have the authority to issue preferred stock denominated as Class A Cumulative Convertible Preferred Stock ("Class A Preferred Stock"), to consist of 350,000 shares, par value One Cent ($.01) per share. "Par value" shall mean the dollar amount fixed as the nominal or face value, as opposed to the market value, of each share of Class A Preferred Stock, such dollar amount appearing on each certificate for shares of such stock. The designations, preferences, and rights of the shares of the Class A Preferred Stock are set forth as follows:

         (1) Certain Definitions. Unless the context otherwise requires, the terms defined in this subparagraph 1 shall have, for all purposes of this resolution, the meanings herein specified.


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                  Common Stock. The term "Common Stock" shall mean the common voting stock, par value $.0025 per share, of the corporation and all shares hereafter authorized of any class of common stock of the corporation; and any other stock of the corporation hereafter authorized and howsoever designated which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the corporation without limit as to per share amount.

                  Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(d) below.

                  Conversion Price. The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Class A Preferred Stock, which price shall initially be One and 75/100 Dollars ($1.75) per share, subject to adjustment in accordance with the provisions of subparagraph 4 below.

                  Current Market Price. The term "Current Market Price" shall have the meaning set forth in subparagraph 4(g) below.

                  Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 2(a) below.

                  Dividend Period. The term "Dividend Period" shall have the meaning set forth in subparagraph 2(a) below.

                  Issue Date. The term "Issue Date" shall mean the date that shares of Class A Preferred Stock are issued by the corporation. In the event all of the authorized shares of Class A Preferred Stock are not issued on the same date, the Issue Date for each particular share of Class A Preferred Stock shall be the date upon which that particular share is issued by the corporation.

                  Junior Stock. The term "Junior Stock" shall mean, for purposes of subparagraphs 2 and 6 below, the Common Stock, and any other class or series of stock of the corporation hereafter authorized that is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Class A Preferred Stock shall have been so paid or declared and set apart for payment; and for purposes of subparagraphs 3 and 6 below, shall mean any class or series of stock of the corporation hereafter authorized that is not entitled to receive any assets upon the liquidation, dissolution, or winding up of the affairs of the corporation until the Class A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution, or winding up.

                  Parity Stock. The term "Parity Stock" shall mean, for purposes of subparagraphs 2 and 6 below, any other class or series of stock of the corporation hereafter authorized that is entitled to

                                       -2-

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receive payment of dividends on a parity with the Class A Preferred Stock; and
for purposes of subparagraphs 3 and 6 below, shall mean any other class or series of stock of the corporation hereafter authorized that is entitled to receive assets upon the liquidation, dissolution, or winding up of the affairs of the corporation on a parity with the Class A Preferred Stock.

                  Senior Stock. The term "Senior Stock" shall mean, for purposes of subparagraphs 2 and 6 below, any class or series of stock of the corporation hereafter authorized that ranks senior to the Class A Preferred Stock in respect of the right to receive dividends; and for purposes of subparagraphs 3 and 6 below, shall mean any class or series of stock of the corporation hereafter authorized that ranks senior to the Class A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution, or winding up of the affairs of the corporation.

                  Subscription Price. The term "Subscription Price" shall mean One and 75/100 Dollars ($1.75) per share.

         (2)      Dividends.

                  (a) Subject to the prior preferences and other rights of any Senior Stock, each holder of Class A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of Seventeen and 50/100 Cents ($.175) per share per annum for each share of Class A Preferred Stock owned by such holder, and no more. Such dividends shall be cumulative from the Issue Date and shall be payable in arrears, when and as declared by the Board of Directors, on March 15, June 15, September 15, and December 15 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the Issue Date. The quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." Dividends for any period less than a full Dividend Period shall be calculated on a day-to-day basis and on the basis of a 360-day year. Each dividend shall be paid to the holders of record of the Class A Preferred Stock as their names appear on the share register of the corporation on the corresponding Record Date. The term "Record Date" means, with respect to the dividend payable on March 15, June 15, September 15, and December 15, respectively, of each year, the preceding March 1, June 1, September 1, and December 1, or such other record date designated by the Board of Directors of the corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Directors.

                  (b) In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Class A Preferred Stock and of any Parity Stock, and funds available shall be

                                       -3-

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insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Class A Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Class A Preferred Stock shall cumulate as provided in subparagraph 2(c) below.

                  (c) If, on any Dividend Payment Date, the holders of the Class A Preferred Stock shall not have received the full dividends provided for in the other provisions of this subparagraph 2, then such dividends shall cumulate, whether or not earned or declared, for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be calculated on the basis of a 360-day year.

                  (d) So long as any shares of Class A Preferred Stock shall be outstanding, the corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the corporation, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Class A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

         (3) Distributions Upon Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or other winding up of the affairs of the corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Class A Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Class A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Class A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution, or other winding up of the affairs of

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the corporation, the net assets of the corporation distributable among the holders of all outstanding shares of the Class A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Class A Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the corporation to another corporation or corporations shall be deemed a liquidation, dissolution, or winding up of the affairs of the corporation within the meaning of this subparagraph 3.

         (4) Conversion Rights. The Class A Preferred Stock shall be convertible into Common Stock as follows:

                  (a) Optional Conversion. Subject to and upon compliance with the provisions of this subparagraph 4, the holder of any shares of Class A Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Class A Preferred Stock into fully paid and nonassessable, unregistered shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

                  (b) Certificate Legend. Certificates representing shares of Common Stock issued pursuant to a conversion described in subparagraph 4(a) shall bear legends in substantially the following forms:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND HAVE BEEN ISSUED UNDER EXEMPTIONS THAT DEPEND IN PART ON THE INTENT OF THE HOLDER HEREOF NOT TO SELL OR TRANSFER SUCH SHARES IN ANY MANNER NOT PERMITTED BY SUCH LAWS. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON REGISTRATION UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UPON DELIVERY TO ELECTRONIC MANUFACTURING SERVICES GROUP, INC. OF EITHER (A) A NO-ACTION LETTER FROM THE STATE AND FEDERAL AGENCIES HAVING JURISDICTION THEREOF OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT NEITHER THE SALE NOR THE PROPOSED TRANSFER CONSTITUTES A VIOLATION OF ANY FEDERAL OR STATE SECURITIES LAW.

                  (c) Conversion Price. Each share of Class A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the sum of (A) the Subscription Price plus (B) any dividends on such share of Class A Preferred Stock which such holder is entitled to receive, but has not yet received, by (ii) the Conversion Price in effect on the Conversion Date, and multiplying that quotient by one and one-half (1.5). The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Class A Preferred Stock shall be One and 75/100 Dollars ($1.75). The Conversion Price shall be subject to adjustment as set forth in subparagraph 4(f). No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

                  (d) Mechanics of Conversion. The holder of any shares of Class A Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the corporation or any transfer agent of the corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the "Conversion Date". Subject to the provision of subparagraph 4(f)(vii), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Class A Preferred Stock to the corporation or any transfer agent of the corporation) the corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(e). Subject to the provisions of subparagraph 4(f)(vii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Class A Preferred stock surrendered for conversion, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Class A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                           (e)      Fractional Shares.  No fractional shares of
Common Stock or scrip shall be issued upon conversion of shares of Class A Preferred Stock. If more than one share of Class A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be

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issuable upon conversion of any shares of Class A Preferred Stock, the corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.

                           (f) Conversion Price Adjustments. The Conversion
Price shall be subject to adjustment from time to time as follows:

                                    (i)     Common Stock Issued at less than the
Conversion Price. If the corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance.

         For the purposes of any adjustment of the Conversion Price pursuant to clause (i), the following provisions shall be applicable:

                                    (A) Cash. In the case of the issuance of
Common Stock for cash, the amount of the consideration received by the corporation shall be deemed to be the amount of the cash proceeds received by the corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (B) Consideration Other Than Cash. In the
case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the share of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                                    (C) Options and Convertible Securities. In
the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                                            (1) the aggregate maximum number of
shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                                            (2) the aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                                            (3) on any change in the number of
shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                                            (4) on the expiration or
cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                                            (5) if the Conversion Price shall
have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof;

                           (ii) Excluded Stock. "Excluded Stock" shall mean (A)
shares of Common Stock issued or reserved for issuance by the corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Class A Preferred Stock, or upon conversion of shares of Class A Preferred Stock and (B) shares of Common Stock to be issued pursuant to employee benefit plan transactions to key employees, consultants and advisors of the corporation together with any such shares that are repurchased by the corporation and reissued to any such employee, consultant or advisor; provided, however, that shares of Common Stock issued and to be issued to such persons shall not exceed twenty-five (25%) of the issued and outstanding shares of Common Stock. All shares of Excluded Stock which the corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under subparagraph 4(f)(i).

                           (iii) Stock Dividends, Subdivisions, Reclassifica-
tion or Combinations. If the corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Class A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Class A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                           (iv) Other Distributions. In case the corporation
shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the corporation or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(f)(iii) above), or (iv) of rights or warrants

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(excluding those referred to in subparagraph 4(f)(i) above), in each such case the Conversation Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

                           (v) Consolidation, Merger, Sale, Lease or Conveyance.
In case of any consolidation with or merger of the corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the corporation as an entirety or substantially as an entirety, each share of Class A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Class A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Class A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Class A Preferred Stock.

                           (vi) Rounding of Calculations; Minimum Adjustment.
All calculations under this subparagraph 4(f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this subparagraph 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

                           (vii)  Timing of Issuance of Additional Common Stock
Upon Certain Adjustments. In any case in which the provisions of this subparagraph 4(f) shall require that an adjustment shall become effective immediately after a record date for an event, the corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Class A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph 4(e); provided that the corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                  (g) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for thirty (30) consecutive trading days ending no more than fifteen (15) business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

                  (h) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 4(f), the corporation shall forthwith file, at the office of any transfer agent for the Class A Preferred Stock and at the principal office of the corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Class A Preferred Stock at its address appearing on the corporation's records. Each such statement shall be signed by the corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(i).

                  (i) Notice to Holders. In the event the corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of subparagraph 4(f), the corporation shall give notice to each holder of shares of Class A Preferred Stock, in the manner set forth in subparagraph 4(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Class A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (j) Treasury Stock. For the purposes of this subparagraph 4, the sale or other disposition of any Common Stock theretofore held in the corporation's treasury shall be deemed to be an issuance thereof.

                  (k) Costs. The corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Class A Preferred Stock; provided that the corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Class A Preferred Stock in respect of which such shares are being issued.

                  (l) Reservation Shares. The corporation shall reserve at all times so long as any shares of Class A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares Class A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class A Preferred Stock.

                  (m) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Class A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Class A Preferred Stock are then convertible is listed on any national securities exchange, the corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                  (n) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Class A Preferred Stock will upon issuance by the corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

         (5) Voting Rights. The holders of the issued and outstanding shares of Class A Preferred Stock shall have no voting rights except as set forth herein and as required by law.

         (6) Covenants. In addition to any other rights provided by law, so long as any Class A Preferred Stock is outstanding, the corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Class A Preferred Stock, will not:

                  (a) amend or repeal any provision of, or add any provision to, the corporation's Articles of Incorporation or Bylaws if such action would alter adversely or reduce the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Class A Preferred Stock, or increase or decrease the number of shares of Class A Preferred Stock authorized thereby;

                  (b) authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Class A Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Class A Preferred Stock;

                  (c) reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock; or

                  (d) pay or declare any dividend on any Junior Stock (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares and dividends not in excess of dividends paid to the Class A Preferred Stock) while the Class A Preferred Stock remains outstanding, or apply any or its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Stock, except from employees of the corporation upon termination of employment or otherwise pursuant to the terms of stock purchase or option agreements providing for the repurchase of, or right of first refusal with respect to, such Junior Stock entered into with such employees.

         (7) Board Liaison; Communications. The corporation's Board of Directors from time to time will select one of its members to serve as a communications liaison (the "Liaison") between the Board of Directors and the holders of the Class A Preferred Stock. The Liaison will be responsible for ensuring that the holders of the Class A Preferred Stock receive copies of all material correspondence sent by the corporation to the holders of the corporation's Common Stock, and for presenting to the Board of Directors all written positions regarding the corporation adopted by the holders of the Class A Preferred Stock as a group. The Board of Directors hereby appoints Ray Steckenrider to serve initially as the Liaison.

         (8) Exclusion of Other Rights. Except as may be otherwise required by law, the shares of Class A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time). The shares of Class A Preferred Stock shall have no preemptive or subscription rights.

         (9) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         (10) Severability of Provisions. If any right, preference or limitation of the Class A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         (11) Status of Reacquired Shares. Shares of Class A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of North Carolina) have the status of authorized and unissued shares of Class A Preferred Stock and may be redesignated and reissued.

         FURTHER RESOLVED, that the corporation shall offer to exchange shares of its Class A Preferred Stock for all of the outstanding shares of the ESD Preferred Stock, effective August 31, 1996, on such terms and conditions as the officers of the corporation determine to be in the corporation's best interests.

         FURTHER RESOLVED, that the officers of the corporation be, and they hereby are, authorized to take all such action and to execute and deliver on behalf of the corporation any and all such certificates, instruments, documents, agreements, and undertakings as they or any of them may consider necessary or appropriate to enable the corporation to carry out the intent and purposes of the foregoing resolutions.


/s/ Alan G. Finkel                         /s/  Craig Macnab
----------------------------              ----------------------------
Alan G. Finkel                            Craig Macnab


/s/ Kenneth H. Marks                      /s/ Kenneth L. Marks
----------------------------              ----------------------------
Kenneth H. Marks                          Kenneth L. Marks


/s/ Ray Steckenrider
----------------------------
Ray Steckenrider

                  ELECTRONIC MANUFACTURING SERVICES GROUP, INC.
                      WRITTEN CONSENT OF BOARD OF DIRECTORS
                                 AUGUST 30, 1996

         Pursuant to Section 141(f) of the Delaware General Corporation Law, the undersigned, being all of the members of the Board of Directors of Electronic Manufacturing Services Group, Inc., a Delaware corporation (the "corporation"), do hereby take the following action and adopt the following resolutions by written consent, effective for all purposes as of the date hereof:

         WHEREAS, on August 29, 1996, the corporation's Board of Directors adopted certain resolutions by written consent (the "Consent"), which, among other things, authorized the corporation to issue 350,000 shares of preferred stock denominated as Class A Cumulative Convertible Preferred Stock ("Class A Preferred Stock"), par value One Cent ($.01) per share;

         WHEREAS, the Board of Directors of the corporation had previously determined that the Class A Preferred Stock would be voting stock, issued to the holders of the Class A Cumulative Preferred Stock of its subsidiary, EMSG Systems Division, Inc., in connection with a "reverse B" reorganization of the corporation;

         WHEREAS, the Consent, at subparagraph 5, inadvertently provided that the holders of the Class A Preferred Stock would have no voting rights;

         WHEREAS, the Board of Directors desires to amend the Consent to give the holders of the Class A Preferred Stock certain voting rights; and

         WHEREAS, the corporation has not yet issued any shares of Class A Preferred Stock.

         NOW, THEREFORE, BE IT RESOLVED, that subparagraph 5 of the Consent shall be amended to read as follows:

         (5) Voting Rights. Except as otherwise set forth herein or required by law, the holders of the issued and outstanding shares of Class A Preferred Stock shall have the right to vote, with the holders of the corporation's Common Stock and not as a separate class, on each matter submitted to the shareholders for a vote, and each share of Class A Preferred Stock shall entitle its holder to one-tenth of one (1/10) vote on each such matter.

         FURTHER RESOLVED, that the officers of the corporation be, and they hereby are, authorized to take all such action and to execute and deliver on behalf of the corporation any and all such certificates, instruments, documents, agreements, and undertakings as they or any of them may consider necessary or appropriate to enable the corporation to carry out the intent and purposes of the foregoing resolution.


/s/ Alan G. Finkel                        /s/ Craig Macnab
----------------------------              ----------------------------
Alan G. Finkel                            Craig Macnab


/s/ Kenneth H. Marks                      /s/ Kenneth L. Marks
----------------------------              ----------------------------
Kenneth H. Marks                          Kenneth L. Marks


/s/ Ray Steckenrider
----------------------------
Ray Steckenrider





                                       -2-

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